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Exhibit 23.1

CONSENT OF FINANCIAL ADVISOR

        We hereby consent to the use of our fairness opinion included as Appendix C to the Proxy Statement Prospectus included in the Registration Statement on Form S-4 relating to the proposed merger of Sentry Trust Company with Sun Bancorp, Inc. and to the reference to our firm's name under the captions "Background of the Merger," "Recommendation of the Sentry Board of Directors and Reasons for the Merger," and "Opinion of Sentry's Financial Advisor" in such Proxy Statement Prospectus. In giving such consent, we do not admit and we disclaim that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the Rules and Regulations of the Securities and Exchange Commission thereunder.

Garland McPherson & Associates, Inc.

/s/ Garland McPherson & Associates, Inc.

Baltimore, Maryland
September 30, 2003

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  Exhibit 23.1